SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                  Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              PEC Solutions, Inc.
                              -------------------
                                (Name of Issuer)



                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)



                                   705107100
                                 --------------
                                 (CUSIP Number)



                                   August 31, 2001
           -------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X]  Rule 13d-1(b)
      [_]  Rule 13d-1(c)
      [_]  Rule 13d-1(d)





                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 705107100                                          Page 2 of 6 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gilder, Gagnon, Howe & Co. LLC
       13-3174112
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]

                                                                 (b) [_]
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   None
       BENEFICIALLY
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                None
       PERSON
       WITH              7)     SOLE DISPOSITIVE POWER

                                None

                         8)     SHARED DISPOSITIVE POWER

                                1,405,053
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,405,053
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 705107100                                          Page 3 of 6 Pages



Item 1(a).  Name of Issuer:

PEC Solutions, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

12750 Fair Lakes Circle
Fairfax, VA  22033

Item 2(a).  Name of Person Filing:

Gilder, Gagnon, Howe & Co. LLC

Item 2(b).  Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).  Citizenship:

New York

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

705107100

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|   Broker or Dealer Registered Under Section 15 of the
                  Act (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15
                  U.S.C. 78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of
                  the Act (15 U.S.C. 78c)

            (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance withss.
                  240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                  withss.240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in
                  accordance withss.240.13d-1(b)(ii)(G)

                                  SCHEDULE 13G

CUSIP No. 705107100                                          Page 4 of 6 Pages



            (h)   |_|   Savings Association as defined inss.3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance withss.240.13d-1(b)(ii)(J)


Item 4.     Ownership.

            (a)         Amount beneficially owned: 1,405,053

            (b)         Percent of class:  5.4%

            (c)         Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:  None

                        (ii)  Shared power to vote or to direct the vote:  None

                        (iii) Sole power to dispose or to direct the
                              disposition of:  None

                        (iv) Shared power to dispose or to direct the disposition of: 1,405,053

            The shares reported include 1,400,160 shares held in customer accounts over which partners and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares, and 4,893 shares held in accounts owned by the partners of the Reporting Person and their families.


Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable


Item 6.           Ownership of More than Five Percent on Behalf of Another
Person.

The owners of the accounts in which the shares reported on this Schedule are held have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.


Item 7.           Identification and Classification of the Subsidiary Which
Acquired the Security               Being Reported on by the Parent Holding
Company.

Not applicable

                                  SCHEDULE 13G

CUSIP No. 705107100                                          Page 5 of 6 Pages



Item 8.           Identification and Classification of Members of the Group.

Not applicable


Item 9.     Notice of Dissolution of Group.

Not applicable


Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SCHEDULE 13G

CUSIP No. 705107100                                          Page 6 of 6 Pages



                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.



                                    September 10, 2001
                                    --------------------------------
                                    Date




                                    /s/  Walter Weadock
                                    --------------------------------
                                    Signature




                                    Walter Weadock, Member
                                    --------------------------------
                                    Name/Title